Exhibit 99.1

Gran Tierra Energy Inc. Announces Second Quarter 2016 Results Highlighted by Continued Balance Sheet Strength and Transformational Acquisition

CALGARY, Alberta, August 8, 2016, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended June 30, 2016. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Second quarter 2016 financial and operational highlights include:

Production:

•	Working interest ("WI") production before royalties for the quarter averaged 25,744 barrels of oil equivalent per day ("BOEPD"), or 21,695 BOEPD net after royalty ("NAR"), compared with 25,610 BOEPD WI before royalties and 22,788 BOEPD NAR in the first quarter of 2016 (the "Prior Quarter").

•	Sales volumes for the quarter were 22,418 BOEPD compared with 25,430 BOEPD in the Prior Quarter. Sales volumes decreased due to the effect of inventory changes (1,919 BOEPD) and higher royalty volumes (1,227 BOEPD), partially offset by higher working interest production (134 BOEPD).

•	Gran Tierra continues to expect 2016 production to average between 27,500 and 29,000 BOEPD WI before royalties, however, with the deferral of workovers and performance of its non-operated production, the Company expects to be at the lower end of the range.

Financial and Operational:

•	Net cash provided by operating activities for the quarter was $27.4 million compared with $10.8 million in the Prior Quarter.
•	Funds flow from operations for the quarter was $33.8 million compared with $11.6 million in the Prior Quarter. Funds flow increased due to increased oil and natural gas sales, decreased operating and transportation, general and administrative ("G&A"), severance, equity tax and income tax expenses, and lower realized foreign exchange losses of $0.5 million.
•	Net loss for the quarter was $63.6 million, or $0.21 per share basic and diluted, compared with a net loss of $45.0 million, or $0.15 per share basic and diluted, in the Prior Quarter. The loss recorded in the second quarter of 2016 included $61.5 million of non-cash impairment losses, net of income tax recovery, resulting from the continued low commodity price environment.

•	The Company maintains a strong balance sheet with cash and cash equivalents (including current restricted cash) of $181.2 million, and working capital (including cash and cash equivalents) of $210.8 million at June 30, 2016.

•	Average realized prices increased to $35.15 per barrel of oil equivalent ("BOE") for the quarter compared with $24.81 per BOE in the Prior Quarter, primarily due to higher benchmark oil prices.

•	Operating expenses for the quarter increased to $8.70 per BOE from $8.24 per BOE in the Prior Quarter.

•	Transportation expenses for the quarter decreased to $3.05 per BOE from $5.33 per BOE in the Prior Quarter. The decrease was primarily due to higher percentage of sales at the wellhead, 48% of production in the quarter compared with 33% in the Prior Quarter, in which transportation expenses are netted from realized price. As a result of favorable marketing contracts, the Company realized overall higher operating netbacks in the quarter.

•	G&A expenses for the quarter decreased by 4% compared with the Prior Quarter. The decrease was primarily due to higher allocations to recoveries and capital projects. The Company continues its efforts to reduce costs across the organization.

•	On June 30, 2016, Gran Tierra entered into a share purchase agreement to acquire all of the issued and outstanding common shares of PetroLatina Energy Ltd. ("PetroLatina") for cash consideration of $525.0 million (the "Acquisition"), subject to customary working capital and other adjustments. The Acquisition is also subject to customary closing conditions, including, among other things, any required regulatory approval. Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) ("ANH") of Colombia was received on July 29, 2016 and the Acquisition is expected to close prior to August 31, 2016.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Gran Tierra's strong results in second quarter 2016 clearly demonstrate that we are well-positioned for ongoing success in Colombia. Our second quarter funds flow from operations increased 192% relative to the first quarter of 2016 to $33.8 million. The strong funds flow generation at an average Brent price of $45.52 per barrel of oil for the quarter is a testament to the quality of our assets and our cost structure. The robust quarterly funds flow was driven in part by a strong rebound in our operating netback, which increased 108% quarter-over-quarter to $23.40 per BOE. During the first half of 2016, Gran Tierra's funds flow from operations of $45.3 million covered 102% of the Company's first half 2016 capital expenditures of $44.6 million. Our second quarter 2016 net cash provided by operating activities was $27.4 million compared with $10.8 million in first quarter 2016.

We are financially disciplined and returns-driven and, with funds flow from operations matching capital in the first half of the year, we deemed it prudent to defer certain workovers. Whilst working interest production before royalties was up only 1% from the prior quarter, we deferred the majority of our workover program until the second half of 2016 as we anticipate higher commodity prices later in the year. We expect the completion of the workover program plus appraisal activity in Putumayo-7 to allow Gran Tierra to increase production in line with our 2016 production guidance.

Oil prices rebounded in the second quarter, with Brent prices averaging $45.52 per barrel, a 35% increase from the first quarter of 2016, while Gran Tierra's realized oil price increased 42% to $35.15 per BOE in the same time period. Gran Tierra has successfully driven down combined operating and transportation expenses to $11.75 per BOE in the second quarter, a decrease of 34% from one year ago. We believe our low cost and low decline production allows us to be successful in a variety of pricing environments. With the development programs for both the Costayaco and Moqueta fields completed in second quarter 2016, for the reserves we currently have booked, we expect free cash flow from these two core oil fields to fund our future exploration programs over the next five years.

We have commenced our 2016 exploration program with ongoing civil work activities on the PUT-7 block. We expect to spud the Cumplidor exploration/appraisal well in the PUT-7 block during third quarter 2016. We expect this well to be followed immediately by the Alpha-1 exploration well from the same drilling pad. These wells are the first to test the N-sands exploration play in PUT-7, which we believe is prospective and is expected to lead to long term reserve and production growth. In addition, we are proceeding with a near field exploration opportunity ("Guriyaco") which is a potential separate pool adjacent to the Costayaco field. Civil works have commenced on an extension of an existing Costayaco lease and we expect this well to be spud in third quarter 2016.

We are also successfully executing our strategy to pursue new value-added growth opportunities in Colombia, having announced, on July 1, 2016, the planned strategic acquisition of PetroLatina for $525.0 million, subject to customary working capital and other adjustments. The Acquisition represents a unique material opportunity in Colombia in terms of scale and upside potential and would add a new core platform area for Gran Tierra in the prolific Middle Magdalena Basin. The Acquisition is expected to increase Gran Tierra’s pro forma December 31, 2015 proved plus probable ("2P") reserves by 70% to 129 million barrels of oil equivalent (“MMBOE”)1. In addition to the 53 MMBOE2 of 2P reserves, the Acquisition is expected to add 45 MMBOE2 of possible reserves. With our strong technical and operating teams, we expect to be able to convert a portion of these possible reserves into 2P reserves over time. One of the many attractive aspects of the Acquisition is that 89% of the 2P reserves are in the Acordionero field, which is in the Middle Magdalena Basin and is 100% owned and operated by PetroLatina2. Following the Acquisition, we expect to operate over 90% of our production and reserves.

Our strong balance sheet has allowed Gran Tierra to pursue this transformational Acquisition to further expand and diversify our asset base. With $210.8 million of working capital (including cash and cash equivalents) as at June 30, 2016, robust cash flows and an undrawn credit facility, we are well positioned to fund the Acquisition, which is expected to close prior to August 31, 2016, as approval of the Acquisition was received from the ANH on July 29, 2016. The Acquisition is expected to be funded through a combination of our current cash balance, the proceeds of a recently consummated private placement of $173.5 million of subscription receipts, available borrowings under our existing revolving loan credit facility and $130.0 million of borrowings under a new term loan under the credit facility that is contingent upon the closing of the Acquisition. We believe the Acquisition also demonstrates how Gran Tierra can effectively allocate capital to develop and grow reserves and add value. Our team is focused on emerging from the current low oil price environment as one of the strongest and largest independent Colombia-focused exploration and production companies, with a robust portfolio to grow net asset value per share for our stakeholders.

On behalf of our board of directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support during this difficult commodity price environment. We look forward to communicating additional updates in the coming quarters. We believe that Gran Tierra is well positioned for growth in 2016 and beyond."

1 Comparison is to Gran Tierra pro forma reserves at December 31, 2015, including reserves acquired through acquisitions of Petroamerica Oil Corp. ("PTA") and PetroGranada Colombia Ltd. ("PGC") in January 2016. Based upon the independent reserves evaluation of Gran Tierra’s oil and natural gas reserves dated February 5, 2016, prepared by McDaniel & Associates Ltd. (“McDaniel”) with an effective date of December 31, 2015 (the “GTE McDaniel Reserves Report”), the independent reserves evaluation of PTA's oil and natural gas reserves dated February 5, 2016 prepared by McDaniel with an effective date of December 31, 2015 (the “PTA McDaniel Reserves Evaluation”), the independent reserves evaluation of PGC's oil and natural gas reserves dated February 5, 2016 prepared by McDaniel with an effective date of December 31, 2015 (the “PGC McDaniel Reserves Evaluation”) and the independent reserves evaluation of PetroLatina’s oil and natural gas reserves dated June 24, 2016 prepared by McDaniel with an effective date of December 31, 2015 (the “PetroLatina McDaniel Reserves Evaluation”). The GTE McDaniel Reserves Report, the PTA McDaniel Reserves Evaluation, the PGC McDaniel Reserves Evaluation and the PetroLatina McDaniel Reserves Evaluation were each prepared in accordance with Canadian National Instrument 51-101 - Standards for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook. The PetroLatina McDaniel Reserves Evaluation was prepared for Gran Tierra in connection with the evaluation of the Acquisition. The PTA McDaniel Reserves Evaluation and the PGC McDaniel Reserves Evaluation were prepared for Gran Tierra in connection with the respective evaluations of the acquisitions of PTA and PGC.

2 Based upon the PetroLatina McDaniel Reserves Evaluation.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended March 31,	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2016	2015	% Change	2016	2015	% Change
Oil and Gas Sales	$57,403	$71,713	$69,350	3	$129,116	$145,581	(11)
Operating Expenses	(19,067)	(17,748)	(17,758)	—	(36,815)	(40,419)	(9)
Transportation Expenses	(12,328)	(6,217)	(6,375)	(2)	(18,545)	(15,148)	22
Operating Netback(1)	$26,008	$47,748	45,217	6	$73,756	$90,014	(18)

G&A Expenses	$8,286	$7,975	$10,298	(23)	$16,261	$17,592	(8)

Net Loss	$(45,032)	$(63,559)	$(38,564)	65	$(108,591)	$(83,430)	30

Per Share - Basic and Diluted	$(0.15)	$(0.21)	$(0.13)	62	$(0.37)	$(0.29)	28

EBITDA(1)	$24,184	$40,532	$31,710	28	$64,716	$73,067	(11)

Adjusted EBITDA(1)	$13,257	$41,313	$34,679	19	$54,570	$64,498	(15)

Net cash provided by operating activities	$10,812	$27,412	$3,223	751	$38,224	$5,568	586
Funds Flow from Operations(1)	$11,563	$33,755	$25,040	35	$45,318	$54,036	(16)

Capital Expenditures	$26,180	$18,407	$17,872	3	$44,587	$91,318	(51)

Average Daily Volumes (BOEPD)
WI Production Before Royalties	25,610	25,744	23,094	11	25,677	23,552	9
Royalties	(2,822)	(4,049)	(4,600)	(12)	(3,435)	(4,240)	(19)
Production NAR	22,788	21,695	18,494	17	22,242	19,312	15
Decrease (Increase) in Inventory	2,642	723	(3,524)	(121)	1,682	(2,140)	(179)
Sales	25,430	22,418	14,970	50	23,924	17,172	39
Royalties, % of WI Production Before Royalties	11%	16%	20%		13%	18%

Brent	$33.70	$45.52	$61.70	(26)	$39.61	$57.81	(31)

Prices Realized	$24.81	$35.15	$50.91	(31)	$29.65	$46.84	(37)
Operating Expenses	(8.24)	(8.70)	(13.04)	(33)	(8.46)	(13.00)	(35)
Transportation Expenses	(5.33)	(3.05)	(4.68)	(35)	(4.26)	(4.88)	(13)
Operating Netback(1)	$11.24	$23.40	$33.19	(29)	$16.93	$28.96	(42)

Share Information (000s)
Common Stock Outstanding, End of Period	287,658	289,323	277,728	4	289,323	277,728	4
Exchangeable Shares Outstanding, End of Period	8,514	8,514	8,704	(2)	8,514	8,704	(2)

Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic and Diluted	293,812	296,566	286,394	4	295,189	286,295	3

	As at
	June 30, 2016	December 31, 2015	% Change
Working Capital (Including Cash & Cash Equivalents)	$210,815	$160,449	31
Cash, Cash Equivalents and Current Restricted Cash	$181,186	$145,434	25

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment (“DD&A”) ("EBITDA"), adjusted EBITDA and funds flow from operations are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

Second Quarter 2016 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

The Company continued its development program in both Costayaco and Moqueta.

Costayaco

During the second quarter, artificial lift was optimized in 6 wells, which resulted in estimated incremental production of approximately 2,140 barrels oil per day (“bopd”). Production is expected to be continuously optimized as water cut increases from the maturing waterflood at Costayaco. Potential well workovers were identified for the third quarter of 2016 with an estimated investment of $5.7 million and expected production gain of approximately 2,000 bopd. Workovers are booked as operating expenses.

During a workover of the Costayaco-1 well in the first week of August 2016, a 10-foot interval of the N-Sand was perforated which naturally flowed at an average test rate over a 21 hour time period of 364 bopd of 24 degree API oil with an average watercut of 5.3% through a fully opened 2-inch wellhead choke at an average tubing head pressure of 40 psi. After this encouraging well test, Gran Tierra's technical team is preparing a development plan to further assess the N-Sand's production potential in Costayaco.

Facility work has also progressed in the Costayaco field with the gas-to-power project being commissioned to generate electricity in second quarter 2016. Operating cost reductions of $1.6 million per year are expected from this project, as Gran Tierra utilizes the Company's associated natural gas production to generate its own power.

The water injection system for CYC-23i injection well was also finished in the second quarter. The well, which has been producing oil since early 2016, is planned to be converted to an injector in the fourth quarter of this year to increase the water injection into the field.

Preliminary laboratory screening has demonstrated that Costayaco is potentially a favorable target for chemical enhanced oil recovery (“CEOR”) and in particular alkaline surfactant polymer (“ASP”) flooding. A laboratory study has been completed to evaluate and design a high performance CEOR process suitable for implementation in both the T Sand of the Villeta formation and the Caballos Formation sands. Further analysis is required before considering a potential pilot project.

Moqueta

A high resolution full field history match was completed for Moqueta field using numerical three dimensional reservoir simulation. This history matched model and its predictions are currently guiding production forecasting and being utilized by Gran Tierra's operations team to optimize water injection, pump operations, and zonal production. The model is enabling us to mitigate operational risks with a focused strategy to efficiently target undeveloped reserves in the future.

Artificial lift was also optimized in 3 wells, which resulted in estimated incremental production of 890 bopd in second quarter 2016. Production is expected to be continuously optimized as water cut increases from the Moqueta waterflood.

Potential well workovers and stimulations were identified for the third and fourth quarters of 2016, with an estimated investment of $4.3 million and expected production gain of approximately 1,700 bopd.

In the second quarter, electric wireline logs on Moqueta-23 identified an attractive pay interval in the U Sand formation of the Moqueta North Block. The U Sand found in Moqueta-23 appears to be the highest quality U Sand rock in the area with porosities reaching 14% and continuous pay thickness of 48 feet. This interval is planned to be stimulated and tested in September 2016.

Similar to Costayaco, a preliminary screening has demonstrated that the Moqueta field is also a potentially favorable target for CEOR and in particular ASP flooding.

Other Highlights in Colombia

Putumayo 7 ("PUT-7"; Gran Tierra 100% WI and Operator)

Gran Tierra has been assigned operatorship of the PUT-7 block by the ANH after the consolidating acquisitions of PTA and PGC which results in Gran Tierra owning a 100% WI. Both acquisitions closed in January 2016. Gran Tierra has completed the archaeological and biological screenings, and lease construction for the Cumplidor exploration/appraisal well is proceeding. The project is on schedule and Cumplidor-1 is expected to spud in the third quarter 2016. The drilling of the Alpha-1 exploration well is expected to immediately follow Cumplidor-1 from the same pad. A contingent third well (Cumplidor-3) may also be drilled from this same exploration/appraisal pad.

These wells will be the first to test the basin-wide N sands exploration play in PUT-7, which the Company believes is prospective and expects to lead to long term reserve and production growth. Additional wells in the Putumayo Basin continue to be progressed in the licensing process.

Chaza Block/Costayaco Exploration

Preparation is underway to drill an exploration well at Guriyaco-1 from the existing Costayaco multi-well pad to a total depth of approximately 9,800 feet. This well is expected to evaluate the productivity of the Caballos, T and U sands in a separate structure from the main Costayaco field. The well is expected to spud in late third quarter 2016.

Llanos Basin (El Porton Block; Gran Tierra 100% WI and Operator)

The planned Crypto-1 exploration well is expected to target a Llanos Basin structure with multi-zone oil potential. The access has been secured and civil works are expected to be initiated during third quarter 2016. The well is planned to be spud in the fourth quarter 2016.

Llanos Basin (Gran Tierra 45% WI, non-operated)

In the Llanos Basin during the second quarter 2016, Gran Tierra approved a (non-operated) workover campaign in the Jilguero and Las Maracas fields. The program is expected to include the workovers of the Jilguero-3, Jilguero-4, Las Maracas-10, Las Maracas-12 and Las Maracas-15 wells. The campaign is expected to result in incremental WI production of approximately 300-400 bopd for Gran Tierra.

Suroriente Block (Gran Tierra 15.8% WI, non-operated)

In the Suroriente block, Gran Tierra approved a (non-operated) workover campaign at the Cohembi and Quinde fields. The pump replacements in 3 wells are expected to add 200-250 bopd of WI incremental production. Gran Tierra is encouraging the operator to consider several other low-risk workovers during the third quarter 2016.

Sinu-San Jacinto Basin (Sinu-1 Block - 60% WI, operated; Sinu-3 Block - 51% WI, operated)

The program has been initiated to conduct 281 kilometers of two dimensional seismic over these 2 blocks. This seismic program is expected to provide additional information for assessment of leads and prospects on these blocks.

Cost reduction

Gran Tierra continued cost-cutting measures in the second quarter 2016. Negotiations for new contracts to provide drilling and workover rigs, directional and fluid services, stimulation services, air transport, helicopter services, goods and tubular transportation services, fuels and lubricants were successful in reducing operating and future capital costs. In addition, optimizing operations such as road construction and maintenance, location and camp maintenance, rental equipment, special services, catering and logistics have all contributed to cost reductions. Second quarter 2016 operating expenses of $8.70/BOE were down 33% from one year ago.

Drilling Efficiencies

In the second quarter 2016, Gran Tierra drilled one development well (Moqueta-22D) in the Moqueta field. Moqueta-22D was drilled with high geological and operational complexity but the drilling team still managed to reduce the cost per foot by 20% compared to previous wells drilled in first quarter 2016 (Moqueta-20D, Moqueta-23D).

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2016 results conference call on Monday, August 8, 2016, at 11:00 a.m. Eastern Time.

Interested parties may access the conference call by dialing 1-866-223-7781 or 1-416-340-2216 (North America), 00-800-6578-9868 (United Kingdom) or 01-800-518-4008 (Colombia). The call will also be available via webcast at www.grantierra.com. An archive of the webcast will be available on Gran Tierra's website. For interested parties unable to participate, an audio replay of the call will be available on August 8, 2016, until August 15, 2016. To access the replay dial 1-800-408-3053 or 1-905-694-9451 (North America), 00-800-3366-3052 (United Kingdom) or 01-800-518-4011 (Colombia), conference ID 6175336#.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

Chief Executive Officer

403-767-6500

Ryan Ellson

Chief Financial Officer

403-767-6501

Rodger Trimble

Vice President, Investor Relations

403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, drilling efficiencies, the Company’s strategies, the Company’s operations including planned operations, the development of certain block and fields, the base capital program, allocation of capital, reserves and production growth, expected benefits of the Acquisition, production estimates and drilling including trends, infrastructure schedules, the use of proceeds of the private placement of subscription receipts, the availability of the new term loan under our credit facility, our ability to successfully complete the Acquisition, integrate the acquired assets with our own and realize the anticipated benefits, the scale, growth, diversity opportunities, planned synergies, the expected timing of the closing of the Acquisition, reserves and expected production of Gran Tierra following completion of the Acquisition, the combined work program and operations going forward, and the expected timing of certain projects. Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 29, 2016 and its Quarterly Report on Form 10-Q filed August 5, 2016. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2016 and certain Blocks. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Management believes that netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

EBITDA, as presented, is net loss adjusted for DD&A expenses, asset impairment, interest expense and income tax recovery or expense. Adjusted EBITDA is EBITDA adjusted for gain on acquisition and foreign exchange gains and losses. Management uses these financial measures to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net loss	$(45,032)	$(63,559)	$(38,564)	$(108,591)	$(83,430)
Adjustments to reconcile net loss to EBITDA
DD&A expenses	36,912	31,884	39,188	68,796	88,328
Asset impairment	56,898	92,843	30,285	149,741	67,299
Income tax (recovery) expense	(25,113)	(22,837)	801	(47,950)	870
Interest expense	519	2,201	—	2,720
EBITDA	24,184	40,532	31,710	64,716	73,067
Gain on acquisition	(11,712)	—	—	(11,712)	—
Foreign exchange loss (gain)	785	781	2,969	1,566	(8,569)
Adjusted EBITDA	$13,257	$41,313	$34,679	$54,570	$64,498

Funds flow from operations, as presented, is net cash provided by operating activities adjusted for net change in assets and liabilities from operating activities and cash settlement of asset retirement obligation. During the three months ended September 30, 2015, Gran Tierra changed its method of calculating funds flow from operations to be more consistent with its peers. Funds flow from operations is no longer net of cash settlement of asset retirement obligation. Additionally, foreign exchange gains and losses on cash and cash equivalents have been excluded from funds flow. Comparative information has been restated to be calculated on a consistent basis. Management uses this financial measure to analyze liquidity and cash flows generated by Gran Tierra's principal business activities prior to the consideration of how changes in assets and liabilities from operating activities and cash settlement of asset retirement obligation affect those cash flows, and believes that this financial measure is also useful supplemental information for investors to analyze Gran Tierra's liquidity and financial results. A reconciliation from net cash provided by operating activities to funds flow from operations is as follows:

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net cash provided by operating activities	$10,812	$27,412	$3,223	$38,224	$5,568
Adjustments to reconcile net cash provided by operating activities to funds flow from operations
Net change in assets and liabilities from operating activities	647	5,983	21,278	6,630	46,504
Cash settlement of asset retirement obligation	104	360	539	464	1,964
Funds flow from operations	$11,563	$33,755	$25,040	$45,318	$54,036

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Estimates of reserves for individual properties may not reflect the same level of confidence as estimates of reserves for all properties, due to the effect of aggregation.

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Estimates of Gran Tierra’s and PetroLatina’s reserves, are based upon the GTE McDaniel Reserves Report, the PTA McDaniel Reserves Evaluation, the PGC McDaniel Reserves Evaluation and the PetroLatina McDaniel Reserves Evaluation. The estimates of reserves provided in this press release are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided in this in this presentation and the differences may be material. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating the disclosed reserves will be attained and variances could be material.

Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this presentation have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with the U.S. Securities and Exchange Commission (“SEC “) rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the Canadian Oil and Gas Evaluation Handbook, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Investors are urged to consider closely the disclosures and risk factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company’s offices or website. These forms can also be obtained from the SEC via the internet at www.sec.gov or by calling 1-800-SEC-0330.